Exhibit 1

Entity	Number of Shares and Class
LD Holdings LLC c/o W. Kent Taylor 3619 Trail Ridge Rd. Louisville, KY 40241 Kentucky limited liability company	114,998 Class A Common Stock

PMB Holdings LLC c/o W. Kent Taylor 3619 Trail Ridge Rd. Louisville, KY 40241 Kentucky limited liability company	100,622 Class A Common Stock

Wasatch Range LLC c/o W. Kent Taylor 3619 Trail Ridge Rd. Louisville, KY 40241 Kentucky limited liability company	855,000 Class A Common Stock

Barren River Holdings LLC c/o W. Kent Taylor 3619 Trail Ridge Rd. Louisville, KY 40241 Kentucky limited liability company	1,004,048 Class A Common Stock

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